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                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Andover Togs, Inc.
New York, New York

     We hereby consent to the incorporation by reference in the Registration Statement No. 33-33963 of Andover Togs, Inc. on Form S-8 of our reports dated January 20, 1995 (except for Note 1(a), which is dated February 22, 1995) and February 11, 1994, relating to the financial statements of Dobie Industries, Inc. for the years ended December 31, 1994, January 1, 1994 and December 26, 1992 appearing in this current report of Andover Togs, Inc. on Form 8-K/A dated May 12, 1995. Our report on the financial statements for the year ended December 31, 1994 contains an explanatory paragraph regarding uncertainties as to the amounts realizable from the disposition of assets and the settlement of liabilities in liquidation.

                                          /s/ BDO SEIDMAN

                                              BDO SEIDMAN

New York, New York
May 10, 1995